Exhibit 10.4

LAKELAND INDUSTRIES, INC.

2017 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

This Performance-Based Restricted Stock Unit Award Agreement (this “Agreement”) is made effective as of the Date of Grant specified below, by and between Lakeland Industries, Inc., a Delaware corporation (the “Company”), and the Participant specified below.

Participant	[Name]

Date of Grant	[Date]

Number of Restricted Stock Units	[ ] Restricted Stock Units (assuming the Target “Performance Measures” set forth in Appendix A of this Agreement are achieved)

Vesting Schedule	The number of Restricted Stock Units that vest is generally determined pursuant to Section 1(c) of this Agreement, subject to provisions regarding earlier termination under Section 5 of this Agreement.

The purpose of this Agreement is to establish a written agreement evidencing the Restricted Stock Unit Award granted pursuant to the Lakeland Industries, Inc. 2017 Equity Incentive Plan, as amended to date (the “Plan”). All of the terms and conditions of the Plan are fully incorporated herein by reference. Unless the context clearly indicates otherwise, capitalized terms used but not defined herein will have the meaning given to such terms in the Plan.

1. Grant of Restricted Stock Units.

(a) Grant. Pursuant to Sections 8 and 9 of the Plan, the Company hereby grants to the Participant on the Date of Grant set forth above, an Award of Restricted Stock Units (the “Award”), as may be adjusted pursuant to Section 7(e) hereof (the “Restricted Stock Units”), on the terms and conditions and subject to the terms, conditions and restrictions set forth in this Agreement and the Plan. Each Restricted Stock Unit under this Agreement represents a right to receive one (1) share of common stock, $0.01 par value per share, of the Company (the “Shares”) on the date determined in accordance with this Agreement, provided the vesting conditions of the Award are satisfied.

(b) Consideration. The grant of the Award of Restricted Stock Units is made in consideration of the services to be rendered by the Participant to the Company.

(c) Vesting Schedule. Subject to Section 5 of this Agreement, the Restricted Stock Units granted hereunder shall become vested based on the following: (i) a percentage of the Award will be deemed earned and eligible for vesting based on the attainment of the performance targets for the 2026 fiscal year as set forth on Appendix A attached to this Agreement (the “2026 Performance Measures”), and (ii) the portion of the Award that is earned under clause (i) of this Section 1(c) shall become vested upon the completion of the service-based vesting requirements described below. As soon as practical following January 31, 2026, the Committee or the Board, as applicable, shall determine the extent to which the 2026 Performance Measures are achieved and the resulting number of Restricted Stock Units that vest (such date, the “Committee Certification Date”). The Committee shall have the sole and absolute discretion to determine the Company’s achievement of the 2026 Performance Measures, and such determination shall be final and binding upon the Participant. The percentage of the Award that is earned, based on achievement of the 2026 Performance Measures, shall become vested, if at all, on July 11, 2026 (the “Vesting Date”), subject to Section 5 of this Agreement. Any unearned portion of the Award shall be forfeited immediately after the Committee Certification Date.

(d) Settlement. Except as otherwise provided in a valid deferral election made by the Participant in accordance with Treasury Regulation Section 1.409A-2 (a “Deferral Election”) and Section 7(b) of this Agreement, the Restricted Stock Units shall be settled in accordance with the terms set forth herein, including Appendix A. No Shares will be delivered pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Company. Subject to the foregoing provisions, Shares issued in settlement of the Restricted Stock Units shall be made either through the issuance to the

Participant (or to the executors or administrators of Participant’s estate in the event of the Participant’s death) of a stock certificate or evidence such Shares have been registered in book entry form in the name of the Participant with the Company’s stock transfer agent for a number of Shares equal to the number of vested Restricted Stock Units. The Shares issued upon the settlement of the Restricted Stock Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 7 of this Agreement, the Company’s insider trading policies, any federal, state or foreign law, all applicable requirements of any stock exchange or automated quotation system on which the Company’s Shares may be listed or quoted at the time of such issuance or transfer or any contractual obligation to which the Participant is subject (such as a “lock-up” or “market stand-off” agreement). The Company shall not be required to issue fractional Shares upon the settlement of the Restricted Stock Units.

2. Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, prior to the Vesting Date, the Restricted Stock Units and the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto prior to the Vesting Date shall be wholly ineffective.

3. Rights as Stockholder; Dividends. Until such time as the Restricted Stock Units have vested and settled and certificates for Shares are issued, the Participant shall have no voting rights or rights to receipt of cash distributions or dividends, except as may result under Section 7(e) hereof.

4. Tax Withholding. The Participant shall be required to pay to the Company and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan, or the Participant may make arrangements satisfactory to the Company regarding the payment of, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may, in its sole discretion, permit a Participant to satisfy the minimum required withholding obligations (or such higher amount that would not have an adverse accounting effect) with Shares, including Shares that are part of the Restricted Stock Units that gives rise to the withholding requirement. The obligations of the Company under the Plan will be conditioned on such payment or arrangements, and to the extent permissible under Section 409A, the Company will have the right to withhold and deduct any such taxes from any payment of any kind otherwise due to the Participant.

5. Effect of Termination of Employment or Service.

(a) Termination of Service Prior to Cash Bonus Payment Date. If the Participant’s service as an employee for the Company terminates for any reason prior to the date that the Company pays cash bonuses to participants in the Company’s fiscal year 2026 short-term incentive (cash bonus) program (the “STI Cash Bonus Payment Date”), all Restricted Stock Units granted hereunder shall be forfeited.

(b) Termination of Service for Cause. If the Participant’s service as an employee is terminated by the Company for Cause at any time prior to the Vesting Date, all Restricted Stock Units granted to the Participant under this Agreement shall be forfeited.

6. Effect of Change in Control. In the event of a Change in Control, Section 3(d) of the Plan will govern the treatment of the Restricted Stock Units.

7. Miscellaneous.

(a) Legends. A legend may be placed on any certificate(s) or other document(s) delivered to the Participant indicating any restrictions on transferability of the Shares issued pursuant to this Agreement, or any other restrictions that the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any applicable federal securities laws or any stock exchange on which the Shares are then listed or quoted.

(b) Section 409A of the Code. It is intended that the Award of Restricted Stock Units granted pursuant to this Agreement (as well as any valid Deferral Election relating thereto) and the provisions of this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and interpretive guidance issued thereunder (“Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. The Company may, in its reasonable discretion, amend this Agreement if it determines that such an amendment is necessary and appropriate to avoid or mitigate the application of any such taxes or penalties. Notwithstanding the foregoing, neither the Company nor the administrator shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on the Participant under Section 409A, and neither the Company nor the administrator will have any liability to the Participant for such tax or penalty. Notwithstanding any other provision of this Agreement or any Deferral Election to the contrary, (i) any amounts payable hereunder on account of a termination of the Participant’s employment and which are subject to Section 409A (or any exemption therefrom that requires the occurrence of a “separation from service” as a condition to payment) shall not be paid until the Participant has experienced a “separation from service” within the meaning of Section 409A and (ii) if the Participant is a “specified employee” within the meaning of Section 409A with a valid Deferral Election, then any settlement that would otherwise have occurred pursuant to the Deferral Election during the six-month period following the Participant’s “separation from service” (within the meaning of Section 409A) shall instead be settled in the seventh month following the Participant’s separation from service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Participant’s death).

(c) Award Subject to Company Clawback. Any adjustment in financial reporting may result in application of the Clawback Policy of the Company.

(d) No Right to Continued Employment or Service. The Participant’s right, if any, to continue to serve the Company or any Affiliate of the Company as an employee or otherwise will not be enlarged or otherwise affected by the Plan or this Agreement. This Agreement does not restrict the right of the Company or any Affiliate to terminate the Participant’s employment or service at any time.

(e) Adjustments. If any change is made to the outstanding shares of common stock of the Company or the capital structure of the Company, if required, the Shares shall be adjusted in any manner as contemplated by Section 3(c) of the Plan.

(f) Amendment. Subject to the provisions of the Plan and this Agreement, the Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Unit Award, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Participant’s rights under this Agreement without the Participant’s consent.

(g) Notices. All notices and other communications required or permitted under this Agreement shall be written and shall be addressed as follows: (i) if to the Company, to the Company’s principal executive office to the attention of its Chief Executive Officer (or such other Person as the Company may designate in writing from time to time or to the Chief Financial Officer in the case that the Chief Executive Officer is the Participant); and (ii) if to the Participant or his or her successor, to the address contained in the Company’s personnel files, or at such other address as that Participant may hereafter designate in writing to the Company. Any such notice or other communication will be deemed duly given: if delivered personally or via recognized overnight delivery service, on the date and at the time so delivered; if sent via telecopier or email, on the date and at the time telecopied or emailed with confirmation of delivery; or, if mailed, five (5) days after the date of mailing by registered or certified mail. A party may change its address for the purpose hereof by giving notice in accordance with the provisions of this Section 7(g).

(h) Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

(i) Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company in whole or in part at any time, in its discretion, subject to the provisions of Section 11 of the Plan. The grant of the Award of Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Awards of Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment or service with the Company.

(j) Termination of Other Benefits. The value of the Participant’s Award of Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

(k) Interpretation. This Agreement is subject to and controlled by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company. This Agreement (and any valid Deferral Election relating thereto) is the final, complete and exclusive expression of the understanding between the parties and supersedes any prior or contemporaneous agreement or representation, oral or written, between them relating to this Award or Agreement. In the event that any provision of this Agreement shall be held to be illegal or unenforceable, such provision shall be severed from this Agreement and the entire Agreement shall not fail on account thereof, but shall otherwise remain in full force and effect. As used herein, the masculine pronoun shall include the feminine and the neuter, as appropriate to the context. Unless the context otherwise requires, references herein to a “Section” means a Section of this Agreement. Section headings contained herein are for convenience only and shall not alter any of the parties’ respective rights or obligations hereunder.

(l) Governing Law. This Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Alabama, without reference to principles of conflict of laws, and construed accordingly.

(m) Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

(n) Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Award of Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

(o) Deferral. To the extent permitted by the Company, the Participant may elect to defer settlement of his or her vested (if any) Restricted Stock Units, and the recognition of taxable income with respect to such settlement, by making a timely deferral election on a form provided by the Company. If the Participant makes a valid deferral election, the Participant will recognize ordinary income when the deferred Restricted Stock Units settle.

(signature page immediately follows)

IN WITNESS WHEREOF, this Agreement has been executed effective as of the date first set forth above.

LAKELAND INDUSTRIES, INC.

By:
Name:
Title:

Participant

Name (print):

APPENDIX A – 2026 PERFORMANCE MEASURES